Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the Prospectus Supplement dated June 18, 2012)	November 28, 2012

Zions Direct Auctions – Results 11/28/12 11:32 AM

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HOME :: AUCTION #7622

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to November 16, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

Auction Status:	CLOSED
Auction Start:	11/16/2012 1:30 PM EST
Auction End:	11/28/2012 1:30 PM EST
Last Update:	11/28/2012 1:31:48 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	2.550%
Maturity Date:	11/16/2015

Offering Documents

▼ Auction Details

ISSUE INFORMATION

Call Feature:	Callable
First Call Date:	11/16/2013
First Call Price:	100.000000
Settlement Date:	12/3/2012
First Interest Date:	5/16/2013
Int. Accrual Date:	11/14/2012
Int. Frequency:	Semi-Annually
Day Basis:	30/360
CUSIP Number:	98970EBU2
Principal Offered:	$ 20,000,000.00
Units Offered:	20000
Denomination:	$ 1,000.00
Min. Price:	99.500000
Max. Price:	101.500000
Min. Yield:	0.964%
Max. Yield:	2.727%

BIDDING INFORMATION

Number of Bidders:	67
Number of Bids:	72
Amt. of Bids:	$ 13,006,000.00
Coverage:	65.03%
Highest Bid:	100.752056
Lowest Bid:	99.500000
Bid Spread:	1.252056
Num. Bids Accepted:	72
Num. Bidders with Bids Accepted:	67
Highest Bid Accepted:	100.752056
Lowest Bid Accepted:	99.500000

Bids

Final Market-Clearing Yield*: 2.727% Final Market-Clearing Price: 99.500000

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#21441	5	100.752056	1.750%	11/26/2012 12:46:19 AM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#2284	27	100.704746	1.800%	11/19/2012 3:24:49 PM	27 units	$ 26,865.00	$ 36.34	$ 26,901.34
#28439	10	100.515844	2.000%	11/20/2012 5:21:03 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#8671	15	100.280477	2.250%	11/21/2012 3:48:21 PM	15 units	$ 14,925.00	$ 20.19	$ 14,945.19
#32361	60	100.280477	2.250%	11/27/2012 6:52:51 PM	60 units	$ 59,700.00	$ 80.75	$ 59,780.75
#25483	9	100.255108	2.277%	11/28/2012 1:01:08 PM	9 units	$ 8,955.00	$ 12.11	$ 8,967.11
#32358	40	100.093728	2.449%	11/27/2012 6:42:11 PM	40 units	$ 39,800.00	$ 53.83	$ 39,853.83
#32109	200	100.092791	2.450%	11/26/2012 3:31:21 PM	200 units	$ 199,000.00	$ 269.17	$ 199,269.17
#32110	100	100.092791	2.450%	11/26/2012 3:41:27 PM	100 units	$ 99,500.00	$ 134.58	$ 99,634.58

https://www.auctions.zionsdirect.com/auction/7622/results Page 1 of 3

Zions Direct Auctions - Results 11/28/12 11:32 AM

#32107	500	100.092791	2.450%	11/26/2012 5:05:48 PM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#32108	250	100.092791	2.450%	11/26/2012 5:09:26 PM	250 units	$ 248,750.00	$ 336.46	$ 249,086.46
#32106	700	100.092791	2.450%	11/26/2012 5:24:23 PM	700 units	$ 696,500.00	$ 942.08	$ 697,442.08
#32028	100	100.092791	2.450%	11/28/2012 11:31:31 AM	100 units	$ 99,500.00	$ 134.58	$ 99,634.58
#27100	5	100.055318	2.490%	11/17/2012 10:26:47 AM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#32353	10	100.046889	2.499%	11/27/2012 5:02:14 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#32355	10	100.046889	2.499%	11/27/2012 6:40:11 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#32356	10	100.046889	2.499%	11/27/2012 6:40:44 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#32357	4	100.046889	2.499%	11/27/2012 6:41:20 PM	4 units	$ 3,980.00	$ 5.38	$ 3,985.38
#32359	25	100.046889	2.499%	11/27/2012 6:42:54 PM	25 units	$ 24,875.00	$ 33.65	$ 24,908.65
#32360	25	100.046889	2.499%	11/27/2012 6:43:38 PM	25 units	$ 24,875.00	$ 33.65	$ 24,908.65
#29224	1	100.045953	2.500%	11/19/2012 10:19:11 AM	1 unit	$ 995.00	$ 1.35	$ 996.35
#32308	70	100.045953	2.500%	11/19/2012 2:14:46 PM	70 units	$ 69,650.00	$ 94.21	$ 69,744.21
#32309	100	100.045953	2.500%	11/19/2012 2:15:34 PM	100 units	$ 99,500.00	$ 134.58	$ 99,634.58
#32310	50	100.045953	2.500%	11/19/2012 2:16:07 PM	50 units	$ 49,750.00	$ 67.29	$ 49,817.29
#32311	4	100.045953	2.500%	11/19/2012 2:16:47 PM	4 units	$ 3,980.00	$ 5.38	$ 3,985.38
#32312	4	100.045953	2.500%	11/19/2012 2:17:33 PM	4 units	$ 3,980.00	$ 5.38	$ 3,985.38
#32313	41	100.045953	2.500%	11/19/2012 2:18:20 PM	41 units	$ 40,795.00	$ 55.18	$ 40,850.18
#32314	20	100.045953	2.500%	11/19/2012 2:18:57 PM	20 units	$ 19,900.00	$ 26.92	$ 19,926.92
#32315	2	100.045953	2.500%	11/19/2012 2:19:36 PM	2 units	$ 1,990.00	$ 2.69	$ 1,992.69
#32316	13	100.045953	2.500%	11/19/2012 2:20:20 PM	13 units	$ 12,935.00	$ 17.50	$ 12,952.50
#32317	7	100.045953	2.500%	11/19/2012 2:20:56 PM	7 units	$ 6,965.00	$ 9.42	$ 6,974.42
#32318	7	100.045953	2.500%	11/19/2012 2:21:26 PM	7 units	$ 6,965.00	$ 9.42	$ 6,974.42
#32319	21	100.045953	2.500%	11/19/2012 7:58:49 PM	21 units	$ 20,895.00	$ 28.26	$ 20,923.26
#32320	5	100.045953	2.500%	11/19/2012 7:59:47 PM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#32321	5	100.045953	2.500%	11/19/2012 8:00:49 PM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#32035	50	100.045953	2.500%	11/20/2012 1:56:10 PM	50 units	$ 49,750.00	$ 67.29	$ 49,817.29
#32333	10	100.045953	2.500%	11/21/2012 4:28:40 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#32334	5	100.045953	2.500%	11/21/2012 4:29:22 PM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#32335	10	100.045953	2.500%	11/21/2012 4:29:58 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#26699	10	100.045953	2.500%	11/23/2012 1:28:05 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#32351	50	100.045953	2.500%	11/27/2012 2:45:37 PM	50 units	$ 49,750.00	$ 67.29	$ 49,817.29
#13196	2,000	100.000000	2.549%	11/20/2012 2:15:49 PM	2,000 units	$ 1,990,000.00	$ 2,691.67	$ 1,992,691.67

https://www.auctions.zionsdirect.com/auction/7622/results Page 2 of 3

Zions Direct Auctions - Results 11/28/12 11:32 AM

#32331	300	100.000000	2.549%	11/23/2012 10:40:26 AM	300 units	$ 298,500.00	$ 403.75	$ 298,903.75
#29784	250	100.000000	2.549%	11/26/2012 11:21:45 AM	250 units	$ 248,750.00	$ 336.46	$ 249,086.46
#30297	500	100.000000	2.549%	11/27/2012 10:23:17 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#32363	2	100.000000	2.549%	11/28/2012 11:38:53 AM	2 units	$ 1,990.00	$ 2.69	$ 1,992.69
#32036	100	100.000000	2.549%	11/28/2012 12:47:07 PM	100 units	$ 99,500.00	$ 134.58	$ 99,634.58
#20935	5	99.999149	2.550%	11/26/2012 1:15:43 AM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#32112	200	99.999149	2.550%	11/28/2012 12:54:54 PM	200 units	$ 199,000.00	$ 269.17	$ 199,269.17
#32113	100	99.999149	2.550%	11/28/2012 1:21:17 PM	100 units	$ 99,500.00	$ 134.58	$ 99,634.58
				Auction Totals:	13,006 units	$ 12,940,970.00	$ 17,503.99	$ 12,958,473.99

Page 1 of 2

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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ZIONS DIRECT

https://www.auctions.zionsdirect.com/auction/7622/results Page 3 of 3

Zions Direct Auctions - Results 11/28/12 11:32 AM

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT® Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ▼ ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #7622

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to November 16, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

Auction Status:	CLOSED
Auction Start:	11/16/2012 1:30 PM EST
Auction End:	11/28/2012 1:30 PM EST
Last Update:	11/28/2012 1:32:05 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	2.550%
Maturity Date:	11/16/2015

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 2.727% Final Market-Clearing Price: 99.500000

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#26452	13	99.985013	2.555%	11/20/2012 6:11:51 PM	13 units	$ 12,935.00	$ 17.50	$ 12,952.50
#30297	500	99.875000	2.594%	11/27/2012 10:23:17 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#32111	246	99.857900	2.600%	11/28/2012 12:38:33 PM	246 units	$ 244,770.00	$ 331.08	$ 245,101.08
#28214	500	99.770000	2.631%	11/28/2012 9:20:48 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#30297	500	99.750000	2.638%	11/27/2012 10:23:17 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#29772	500	99.750000	2.638%	11/28/2012 10:09:03 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#32189	2,000	99.716889	2.650%	11/28/2012 1:20:33 PM	2,000 units	$ 1,990,000.00	$ 2,691.67	$ 1,992,691.67
#21906	25	99.700000	2.656%	11/24/2012 7:51:58 AM	25 units	$ 24,875.00	$ 33.65	$ 24,908.65
#19072	20	99.700000	2.656%	11/26/2012 11:42:23 AM	20 units	$ 19,900.00	$ 26.92	$ 19,926.92
#17916	1,500	99.625000	2.683%	11/28/2012 10:42:41 AM	1,500 units	$ 1,492,500.00	$ 2,018.75	$ 1,494,518.75
#19253	30	99.600000	2.692%	11/24/2012 7:11:46 PM	30 units	$ 29,850.00	$ 40.38	$ 29,890.38
#21441	15	99.576115	2.700%	11/26/2012 12:47:24 AM	15 units	$ 14,925.00	$ 20.19	$ 14,945.19
#14033	5	99.547989	2.710%	11/28/2012 12:54:58 PM	5 units	$ 4,975.00	$ 6.73	$ 4,981.73
#21477	30	99.519872	2.720%	11/28/2012 12:18:21 PM	30 units	$ 29,850.00	$ 40.38	$ 29,890.38
#21217	1	99.516100	2.721%	11/28/2012 9:05:31 AM	1 unit	$ 995.00	$ 1.35	$ 996.35
#28825	18	99.500196	2.727%	11/24/2012 5:04:25 PM	18 units	$ 17,910.00	$ 24.23	$ 17,934.23
#29898	25	99.500196	2.727%	11/26/2012 4:49:29 PM	25 units	$ 24,875.00	$ 33.65	$ 24,908.65
#21477	10	99.500196	2.727%	11/28/2012 1:21:21 PM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
#23424	11	99.500196	2.727%	11/28/2012 1:29:29 PM	11 units	$ 10,945.00	$ 14.80	$ 10,959.80

https://www.auctions.zionsdirect.com/auction/7622/results?csrf_toke...86a7c8b4466156a81fde0&sort=price&sort_direction=desc&page=2&pages=2 Page 1 of 2

Zions Direct Auctions - Results 11/28/12 11:32 AM

#30297	500	99.500000	2.727%	11/27/2012 10:23:17 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#27514	500	99.500000	2.727%	11/28/2012 9:47:45 AM	500 units	$ 497,500.00	$ 672.92	$ 498,172.92
#30893	10	99.500000	2.727%	11/28/2012 10:36:51 AM	10 units	$ 9,950.00	$ 13.46	$ 9,963.46
				Auction Totals:	13,006 units	$ 12,940,970.00	$ 17,503.99	$ 12,958,473.99

Page 2 of 2

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Powered By Grant Street Group Software That Works®

Secured by Entrust SSL Verify

ZIONS DIRECT

https://www.auctions.zionsdirect.com/auction/7622/results?csrf_toke...86a7c8b4466156a81fde0&sort=price&sort_direction=desc&page=2&pages=2 Page 2 of 2